INDEMNITY AGREEMENT

This INDEMNITY AGREEMENT (this “Agreement”) is made and entered into as of December 28, 2012, by ARC Real Estate Partners, LLC, a Delaware limited liability company (the “Indemnitor”), in favor of American Realty Capital Properties, Inc., a Maryland corporation (the “Company”).

RECITALS

WHEREAS, in connection with that certain Credit Agreement, dated as of September 7, 2011, by and among ARC Properties Operating Partnership, L.P., a Delaware limited partnership, as borrower (the “OP”), the Company, and RBS Citizens, N.A., a national banking association (“RBS Citizens”), Capital One, National Association, and Bank of America, N.A., as lenders (the “Lenders”), and RBS Citizens in its respective capacities as “Administrative Agent” for itself and the other Lenders and as “L/C Issuer” and “Lead Arranger” (as such terms are defined in the Credit Agreement, and the Lenders, Administrative Agent, L/C Issuer and Lead Arranger, together with their respective successors and assigns, are collectively the “Credit Parties”), as amended by that certain First Amendment to Credit Agreement, dated as of December 6, 2011 (the “First Amendment”), as further amended by that certain Second Amendment to Credit Agreement, dated as of May 21, 2012 (the “Second Amendment”), as further amended by that certain Third Amendment to Credit Agreement, dated as of August 16, 2012 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Credit Agreement, dated as of September 28, 2012 (the “Fourth Amendment”), as further amended by that certain Fifth Amendment to Credit Agreement, dated as of December 7, 2012 (the “Fifth Amendment”) (said Credit Agreement, as so amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, and as from time to time may be further amended, modified, or restated, the “Credit Agreement”), the Lenders have agreed to provide the OP a revolving credit loan facility in the amount of up to $145,000,000, pursuant to which the OP has borrowed at least $111,750,000 (the “Loan”).

WHEREAS, in connection with that certain Parent Guaranty Agreement, executed as of September 7, 2011, by the Company for the benefit of the Credit Parties, the Company guaranteed, as a guaranty of payment and not merely as a guaranty of collection, the prompt payment when due of all obligations under the Credit Agreement, including the Loan (the “Parent Guaranty”).

WHEREAS, in connection with that certain Subsidiary Guaranty Agreement, executed as of September 7, 2011, by each subsidiary identified therein (collectively, the “Subsidiary Guarantors”; the Company and the Subsidiary Guarantors, each a “Guarantor” and collectively, the “Guarantors”) for the benefit of the Credit Parties, the Subsidiary Guarantors guaranteed, as a guaranty of payment and not merely as a guaranty of collection, the prompt payment when due of all obligations under the Credit Agreement, including the Loan (the “Subsidiary Guaranty”).

WHEREAS, the Indemnitor is a limited partner of the OP and has obtained direct or indirect benefits from the Lenders making the Loan to the OP.

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Indemnitor and Company hereby agree as follows:

1. Subject to Section 3 hereof, if any of the Guarantors shall make a payment (or be required to make a payment) pursuant to the Parent Guaranty or the Subsidiary Guaranty (any such payment, a “Payment”), the Company shall promptly deliver written notice thereof (a “Payment Notice”) to the Indemnitor, which Payment Notice shall (a) state the amount of such Payment (the “Payment Amount”) and (b) provide evidence of payment of same (or, provide evidence of obligation to make such payment).

2. Subject to Section 3 hereof, the Indemnitor shall be required, within fifteen (15) days after receipt of a Payment Notice, to reimburse the Company for the Payment Amount; provided, that the Indemnitor’s obligation to reimburse the Company for the Payment Amount shall not exceed $10,000,000 (the “Indemnity Amount”), and; provided further, that to the extent a Payment is made (or is required to be made) by a Subsidiary Guarantor (a “Subsidiary Payment”), the Company shall (a) pay the Indemnity Amount paid by the Indemnitor to the Company with respect to such Subsidiary Payment to the OP and (b) cause the OP to pay such amount to the Subsidiary Guarantor.

3. Notwithstanding anything to the contrary contained in this Agreement:

(a) in the event that any of the Guarantors shall make (or be required to make) a Payment at a time when the OP has assets (including the assets of the Subsidiary Guarantors) available to satisfy the Loan, no payment shall be required under this Agreement to the extent of the fair market value (“FMV”) of such assets determined at the time such Payment is made (or required to be made); and

(b) The Indemnity Amount, at any time, shall be limited to the excess of (i) the cumulative amount allocated to the Indemnitor pursuant to Section 5.01(g) of the Amended and Restated Agreement of Limited Partnership of the OP, dated as of September 6, 2011, as amended from time to time (the “OP Agreement”) over (ii) the cumulative amount allocated to the Indemnitor pursuant to Section 5.01(h) of the OP Agreement.

4. If the Indemnitor shall fail to make a payment of any amount due under this Agreement within the period set forth herein, the Indemnitor shall indemnify and hold harmless the Guarantors from and against any actual cost or actual damage or liability suffered by the Guarantors in connection therewith (including, without limitation, reasonable legal fees and expenses). Any amount paid by the Indemnitor under this Section 4 that relates to the Payment Amount set forth in the Payment Notice delivered to the Indemnitor (and not to other damages, costs, etc.) shall be applied as a reduction to the Indemnity Amount owed by the Indemnitor under this Agreement.

5. The obligations of the Indemnitor under this Agreement are independent of the obligations of the Guarantors under the Parent Guaranty and the Subsidiary Guaranty. The Indemnitor’s liability for any amount payable hereunder shall be limited to the Indemnity Amount, subject to Section 3 hereof.

6. The Indemnitor hereby warrants and represents to the Company and agrees with the Company that this Agreement constitutes the legal, valid and binding obligation of the Indemnitor, and is fully enforceable against the Indemnitor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to principles of equity.

7. The Indemnitor waives notice of acceptance of this Agreement and all presentment, demand, protest, notice of protest and notices of default or dishonor of any obligation indemnified hereby and all other suretyship defenses generally. Except as otherwise provided herein, no extensions of time or other indulgence by the Company granted to the Indemnitor will release or affect the obligations of the Indemnitor hereunder and no act, omission or delay on the part of the Company in exercising any rights hereunder or in taking any action to collect or enforce this Agreement shall be a waiver of any such right or affect the obligation of the Indemnitor hereunder.

The obligations under this Agreement shall not be impaired by any bankruptcy, insolvency, arrangement, assignment for the benefit of creditors, reorganization or other debtor relief proceedings under any federal or state law, whether now existing or hereafter enacted with respect to the Company.

8. (a) Unless terminated sooner, as provided in this Section 8, this Agreement shall terminate on the tenth (10th) anniversary of the date hereof (the “Termination Date”) unless prior to such date the Company has made a claim hereunder, in which event this Agreement shall be extended until the resolution of such claim, but only to the extent and to the amount of such claim. The Indemnitor may terminate its obligations under this Agreement on (a) the thirteen (13) month anniversary of the date hereof (the “Initial Electoral Period”) and (b) again on each subsequent twelve (12) month anniversary of the Initial Election Period by providing written notice to the Company within 60 days of the Initial Election Period or each expiration of the subsequent twelve (12) month term. The Termination Date shall be accelerated to the time the Indemnitor disposes, directly or indirectly, of its entire interest in the OP in a taxable transaction.

(b) If, as of the Termination Date, the FMV of the assets of the OP, including the assets of the Subsidiary Guarantors (in the aggregate, the “Entity Assets”), available for satisfaction of the Loan shall be less than the amount of the Indemnitor’s obligation under this Agreement (the “Obligation”), the Indemnitor shall pay the Company the amount by which the Obligation exceeds the FMV of the Entity Assets.

(c) For purposes of this Agreement, any dispute respecting the FMV of the Entity Assets shall be resolved as follows: the Company and the Indemnitor each shall pick an appraiser qualified to value the Entity Assets. If the lower of the two appraisals is at least 90% of the higher appraisal, then (i) the two appraisers shall select a third appraiser qualified to value the Entity Assets, (ii) such third appraiser shall select from the two existing appraisals the one that is closer to the third appraiser’s determination of the FMV of the Entity Assets, and (iii) the FMV of the Entity Assets shall equal the amount of such selected appraisal.

(d) Notwithstanding anything in this Agreement to the contrary, the termination of this Agreement pursuant to this Section 8 shall not release the Indemnitor from any payment obligations it incurred under this Agreement prior to the Termination Date.

(e) The Indemnitor’s liability under this Agreement shall be extinguished upon the payment in full of all obligations under this Agreement.

9. If the Indemnitor is required to pay any amount hereunder, the Indemnitor shall have no, and hereby waives any, (a) rights of subrogation that it might otherwise have at law or in equity or otherwise on account of such payment, and (b) rights of contribution or other rights it might have at law or in equity or otherwise on account of such payment.

10. The Company shall have all rights available to it in law or in equity. No delay or failure by the Company to exercise any right or remedy against the Indemnitor will be construed as a waiver of that right or remedy. All remedies of the Company against the Indemnitor are cumulative.

11. The whole of this Agreement is set forth herein, and there is no verbal or other written agreement, and no understanding or custom affecting the terms hereof. This Agreement can be modified only by a written instrument signed by the parties with respect to whom the modification is made.

12. This Agreement may be executed in multiple counterparts, and each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument.

13. If any provision of this Agreement shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement shall be governed and construed pursuant to laws of the State of New York and shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties acknowledge their agreement with the foregoing by executing this Agreement in the space provided below.

INDEMNITOR:

ARC REAL ESTATE PARTNERS, LLC

By:	/s/ Nicholas S. Schorsch
Name:	Nicholas S. Schorsch
Title:	Manager

By:	/s/
Name:	William M. Kahane
Title:	Manager

INDEMNITEE:

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:	/s/ Nicholas S. Schorsch
Name:	Nicholas S. Schorsch
Title:	Chairman and Chief Executive Officer

[Signature Page to Indemnity Agreement by ARC Real Estate Partners, LLC]